UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 1, 2007

IDAHO GENERAL MINES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Idaho
(State or Other Jurisdiction of Incorporation)

000-50539	91-0232000
(Commission File Number)	(IRS Employer Identification No.)

1726 Cole Blvd., Suite 115, Lakewood, CO	80401
(Address of Principal Executive Offices)	(Zip Code)

(303) 928-8599
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On October 1, 2007, Idaho General Mines, Inc. (the “Company”) entered into a General Release and Settlement Agreement (the “Release Agreement”) with Robert L. Russell. Pursuant to the terms of the Release Agreement, Mr. Russell resigned as an employee of the Company. The Release Agreement also provides, among other things, for a general release of any claims by Mr. Russell against the Company and, subject to the terms and conditions of the Release Agreement, for the Company to pay Mr. Russell $2,500,000, payable in installments over a one-year period, in satisfaction of all amounts due to Mr. Russell in connection with his employment by the Company, including under the terms of his Employment Agreement dated March 31, 2005.

In connection with the Release Agreement, on October 1, 2007, the Company and Mr. Russell also entered into a Consulting and Advisory Agreement (the “Consulting Agreement”). The Consulting Agreement provides, among other things, for Mr. Russell to provide consulting and advisory services (the “Services”) to the Company for a term of thirty-six months. In consideration for the Services, Mr. Russell will receive an annual payment of $250,000 and, subject to the terms and conditions of the Consulting Agreement, a bonus of $250,000 payable within 45 days of the start of construction of the Mount Hope Project.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 1, 2007, as disclosed under Item 1.01 above, the Company entered into the Release Agreement and Consulting Agreement with Robert L. Russell. Pursuant to the terms of the Release Agreement, Mr. Russell resigned as an employee of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDAHO GENERAL MINES, INC. (Registrant)

Date: October 5, 2007	By:	/s/ David A. Chaput
David A. Chaput
Chief Financial Officer